EXHIBIT 99.1

Rurban Financial Corp.	Ticker Symbol: RBNF	Event: Fourth Quarter 2010 Earnings Call	DATE: January 27, 2011; 1:00 PM EST

[Operator]:  Good Afternoon and Welcome, Ladies and Gentlemen, to the Rurban Financial Corp. Fourth Quarter 2010 Financial Conference Call and Web Cast.  At this time I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  We will open the conference up to the investment community for Questions & Answers following the presentation.  I will now turn the conference over to Linda Sickmiller, Investor Relations.  Please go ahead, Linda.

Linda Sickmiller, Investor Relations

Good Afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site www.rurbanfinancial.net until February 28, 2011.  Joining me today are Mark Klein, President and Chief Executive Officer, Tony Cosentino, Chief Financial Officer and Jon Gathman, Executive Vice President and Senior Lending Officer.

This call may contain forward looking statements regarding Rurban’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our webcast today.  We have identified a number of different factors within the Forward Looking Statement at the end of our Earnings Release, and you are encouraged to review those factors.   Rurban undertakes no obligation to update any forward looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.  Please go ahead, Mark.

Mark A. Klein, President and Chief Executive Officer

Thank you, Linda, and good afternoon everyone. First, I want to provide an overview of Rurban’s performance this past quarter, including each of our two subsidiaries, RDSI Banking Systems and The State Bank and Trust Company. Our CFO, Tony Cosentino will then expand on my comments.

This hasn’t been an easy year for Rurban, but for entirely different regions than for most banks. Rurban escaped most of the recession-related impacts on asset quality through prudent lending practices we learned in the previous credit cycle. Our data services company, RDSI, has been the source of this past year’s frustration. A very good, profitable company was turned on its head and we’ve been working hard to turn it back in the right direction.

We reported a $10 million loss for the year, primarily as a result of one-time charges to fix RDSI. Results for the fourth quarter were an improvement over earlier quarters, but still a disappointing loss of $853,000. This includes net income for State Bank of $517,000, a loss of $870,000 at RDSI, plus corporate overhead.

Our priority has been to stabilize RDSI; reducing expenses to keep pace with the revenues we lost from the de-conversion of data processing customers. We believe we finally have RDSI under reasonable control with a major new item processing customer on board and new products under development. We don’t have all the answers just yet, but we are certainly getting closer every quarter.

As we shift our strategy to a new business model, based on item processing exclusively, we look to generate a positive cash flow based on business already on the books. At this time that means 44 client banks. Our revenues have finally stabilized this past quarter, so we are no longer chasing a moving target as we adjust our cost structure downward.

We do have a few more steps to take before we have all of our costs in line with current revenues. Going forward, we believe network, services, imaging and consulting will generate additional revenue later this year, but we want to work from a base plan that is profitable and cash flows with existing revenue.

Compared to the many community banks, especially banks the size of State Bank, we have escaped the recession relatively unscathed. We admit that State Bank has experienced a higher level of non-performing assets over the past few quarters, certainly higher than I would like to see, but nothing that was unmanageable.

Our problem assets equate to approximately 2% of total assets, and we see ongoing improvement. We are cleaning up our existing bad loans and fewer problem loans are surfacing every quarter. Our OREO is only $1.5 million, and we have managed to keep it at that level throughout the past year. I admit, we hit a road bump this quarter when a large commercial real estate loan moved to non-performing status, but overall, we have been consistently proactive in our workout and charge-off strategies, so as not to become bogged down with administrative duties.

Somewhat by design, our loan portfolio declined to $437 million, or approximately 7%, from the prior year, including the loans held for sale. Not only was this decline a reflection of exiting selective relationships, but net charge-offs as well. Total loan balances for this quarter compared to the linked quarter remained essentially unchanged.

We are optimistic though that our regional leadership model, driven by 20-plus year seasoned executives in each of our six distinctly different markets, will deliver loan growth in 2011. Our pipeline to close in the next 90 days is over $8 million. Sales calls, business expansions, interdepartmental referrals and a slightly improving economy are providing the lift.

A trend that continues to define our retail banking operation is residential real estate lending. For the year, we originated over $235 million in salable residential real estate loans. Over 53% originated from our three-year-old Columbus market and over 46% from our traditional Northwest, Ohio footprint. Of particular interest is that approximately 77% of all of our originations in 2010 came from refinancing loans at our competition. Residential loan sale revenue increased to $2.9 million this year from $1.6 million last year.

Our servicing portfolio now stands at over $328 million, generating $820,000 in service revenue annually. Another bright spot, and one that continues from prior quarters, was our ability to track and retain low cost core deposit. In fact, we have increased core deposit to over $300 million, for an over $25 million increase and 9.33% increase over the prior year end.

Increased calling efforts in the commercial arena, improved cross selling of over three additional banking services per new DDA for the first time in 2010, growth in our Private Client Group segment and our clients’ flight to safety with expanded FDIC coverage have all propelled our retail banking group to improved performance.

Reliance Financial Services, our wealth management division finished the year with a much stronger performance. Net income for the year was $547,000 compared to $287,000 for 2009. Of course, the systemic market recovery provided additional earnings momentum to this performance, but we are pleased with the positive net asset growth we experienced in 2010;, again, client calls, retail and commercial banker referrals and portfolio performance of their growth model, which by the way exceeded the S&P 500, provided the lift.

Clearly, our performance continues to reflect a challenging economy, marked with high unemployment and a deleveraging retail and commercial client. We are, however, pleased to be entering a new year with many distractions behind us as we welcome some early positive momentum in real estate lending, our asset quality improvement, our impending commercial real estate growth and our ability to expand wealth management.

Clearly, a common denominator in each is our bank-wide incentive plan that aligns the interest of each employee to those of the shareholder. This pay for performance link, coupled with over 2,000 inter-department referrals, on average the past two years, ensures that our efforts will remain focused this year.

At this time I would like to turn the call over to our CFO, Tony Cosentino.

Anthony V. Cosentino, CPA, Executive Vice President and Chief Financial Officer

Thanks, Mark. Good afternoon everyone. I echo Mark’s comments that we are very pleased to have 2010 in our rear view mirror. It has been a very trying year for all of our team members. For 2010, Rurban suffered a loss of $9.9 million with the bulk being from our first – second quarter write-downs related to RDSI. We also dealt with significant asset quality issues during the year, as evidenced by the $7.6 million in provision we took through earnings.

Regarding asset quality, we feel very good about our level of non-performing assets, which ended the year at $13.8 million, or just slightly above 2% of total assets. We have reduced those levels by $6.5 million from the 3% level at December 31st, 2009. Our current level of $13.8 million is dominated by six credits, a total of 58% of the balance. These large credits all have specific allocations that approximate their realizable value.

Our loan loss allowance has been reviewed and at 1.54% of outstanding loans and at 55% of non-performing loans, it is deemed appropriate. Our total delinquency level stands at 2.71% with our 31…  30 - 89 day level at 37 basis points. This 30 - 89 delinquency level is down significantly from the 181 basis points, this time last year.

The State Bank had positive earnings in three of the four quarters during 2010, including over $500,000 net income during the last two quarters. We continued to impact earning significantly in the fourth quarter, as we set aside $1.8 million in provision expense, and we also wrote down one of our OREO properties by over $700,000. Offsetting this was a complete recapture of our temporary OMSR impairment in this quarter. This recapture of $660,000 was mostly from the impairments taken during the prior quarters of 2010.

Our mortgage servicing portfolio now stands at $328 million which is up 58% from the prior year. We feel very good about the parameters of this portfolio. 74% of the portfolio has a coupon rate below 5% and the total delinquency level is just 1.15%.

RDSI was a significant drain on our earnings and capital during this past year. Their expense base is now more in line with revenues which will lessen their negative impact on the corporation in 2011. We still have significant work to do to get RDSI to the level that management is comfortable with. Gary Saxman and his team know the challenges and we are committed to positive earnings and cash flow for 2011.

Capital ratios at State Bank continue to be above the “well-capitalized “level. For December, Tier 1 capital at 6.9%, and total risk based capital at 11.7%. State Bank was very liquid in – early in the quarter and our average assets reflected excess cash on the balance sheet. We had moved the bulk of that cash out by year-end, and if we roll forward our year-end asset balance, it would increase our Tier 1 ratio by over 30 basis points.

We have had a very comprehensive process over the last 90 days preparing our strategic plan for 2011 and beyond. We believe that our solid retail funding base coupled with the diverse loan portfolio will result in solid core earnings. Our non-performing assets at 2.07% are below peer levels and we’ve been encouraged that the pipeline of new problem credits has remained low.

We look forward to our results in 2011. Mark, I’m going to turn it back to you.

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony.

We have developed a 2011 budget that incorporates efficiency enhancements including back-room restructuring, modest loan and deposit growth, as well as expanded non-interest income from the sale of both residential real estate loans and government guaranteed commercial credits.  It has certainly been a turbulent year with numerous distractions but now we are prepared to get back to the basics of banking.

Linda, I am turning this Web Cast back to you to determine if we have any questions from our investment community.

Linda Sickmiller, Investor Relations

Thank you, Mark. It’s now time for the question and answer session.

•	If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

•	To ask a question, please press star-one.

•	If you would like to withdraw your question, please press star-two.

•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received, and we’ll stand by for just a few moments.

[Operator]: And we have no questions at this time.

Linda Sickmiller, Investor Relations

Since we have no questions from the investor community, I do want to remind you that this will be accessible on our website at www.rurbanfinancial.net until February 28th, 2011.  I’ll turn the call back over to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you Linda, and thank you all for taking the time to listen to Rurban’s financial update.  We look forward to reporting our results for the first quarter of 2011. Thank you.

[Operator]: Thank you, sir.  All parties may now disconnect.